Exhibit 99.1

Contact:	Roger R. Hopkins, Chief Accounting Officer

(615) 890-9100

NHI Announces Public Offering of Convertible Senior Notes

MURFREESBORO, Tenn. – (March 18, 2014) National Health Investors, Inc. (NYSE: NHI) announced today it has commenced an underwritten public offering of $175 million aggregate principal amount of Convertible Senior Notes due 2021 (the “Notes”). NHI expects to grant the underwriters a 30-day option to purchase up to an additional $25 million aggregate principal amount of the Notes to cover over-allotments, if any. The interest rate, conversion rate and other terms of the Notes will be determined at the time of pricing the offering.

NHI intends to use the net proceeds from the offering to reduce amounts outstanding under its revolving credit facility and for general working capital purposes.

BofA Merrill Lynch and J.P. Morgan are the joint book-running managers for the offering. The offering will be made pursuant to a prospectus supplement and a related prospectus dated March 18, 2014, filed as part of NHI’s effective shelf registration statement. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes or any other securities, nor shall there be any sale of the Notes in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or other jurisdiction. The offering of the Notes will be made only by means of a prospectus supplement and the related prospectus.

A copy of the preliminary prospectus supplement and accompanying prospectus related to the offering can be obtained from BofA Merrill Lynch, Attention: Prospectus Department, 222 Broadway, New York, NY 10038, Email: dg.prospectus_requests@baml.com; or J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Attention: Prospectus Department, or by calling 866-803-9204.

About National Health Investors

National Health Investors, Inc. (NYSE: NHI) is a healthcare real estate investment trust specializing in financing healthcare real estate by purchase and leaseback transactions, RIDEA transactions and by mortgage loans. NHI’s investments include assisted living, senior living campuses, independent living, skilled nursing facilities, medical office buildings, and hospitals.

Safe Harbor Statement

Statements in this press release that are not historical facts are forward-looking statements. NHI cautions investors that any forward-looking statements may involve risks and uncertainties and are not guarantees of future performance. All forward-looking statements represent NHI’s judgment as of the date of this release. Investors are urged to carefully review and consider the various disclosures made by NHI in its periodic reports filed with the Securities and Exchange Commission, including the risk factors and other information disclosed in NHI’s Annual Report on Form 10-K for the year ended December 31, 2013.

####